Exhibit 10.58

Addendum of Offer of Employment

David Johnston

November 21, 2003

Dear David,

This letter is to inform you of an addendum to your Offer of Employment signed in November 2003, with Nektar Therapeutics.

In addition to all other terms and agreements provided in your signed Offer of Employment and to assist you with your relocation to the San Francisco Bay Area, Nektar agrees to provide you with a second move of household goods from your apartment in Boston, MA to your new permanent residence in the San Francisco Bay Area. Up to 12 months storage in transit will also be offered with this shipment.

Per the terms of the Nektar relocation policy supplied to you in your original Offer of Employment, in the event that you should voluntarily terminate your employment with Nektar or be terminated other than “without cause” by Nektar within one (1) year after this relocation expense has incurred on your behalf, you agree to repay the pro-rated relocation dollars. (Including all expenses and closing costs that were directly billed to Nektar).

All other terms and conditions of your Offer of Employment are and will remain in effect.

Sincerely,

/s/ EG Frisby

Elizabeth G. Frisby
Vice President, Human Resources

OFFER ACCEPTED:

/s/ David Johnston	12/11/03
David Johnston	Date